 Filed Pursuant to Rule 424(b)(7)
Registration No. 333-190949

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 20, 2013)

BOX SHIPS INC.
Common Shares

The selling shareholder named in this prospectus supplement is selling 1,437,500 of our common shares in this offering to an unaffiliated third party at a price of $0.86 per share.  Each common share sold in this offering includes a preferred share purchase right that trades with the common shares.  The proceeds to the selling shareholder, before expenses, will be approximately $1.2 million. We will not receive any proceeds from the sale of common shares by the selling shareholder.  We estimate the total expenses of this offering will be approximately $5,000, which will be paid by us.

Information on this selling shareholder and the times and manner in which it may offer and sell our common shares is described under the sections entitled "Selling Shareholder" and "Plan of Distribution" in this prospectus supplement.

Our common shares are listed on the New York Stock Exchange under the symbol "TEU".  The last reported sale price of our common shares on April 29, 2015 was $0.98.
_______________________

Investing in our common shares involves risks.  See "Risk Factors" beginning on page 5 of the accompanying prospectus and beginning on page 6 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 23, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 28, 2015

TABLE OF CONTENTS
Prospectus Supplement

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT	S-ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	S-iii
PROSPECTUS SUMMARY	S-5
USE OF PROCEEDS	S-7
SELLING SHAREHOLDER	S-7
CAPITALIZATION	S-8
PER SHARE MARKET PRICE INFORMATION	S-9
TAX CONSIDERATIONS	S-10
PLAN OF DISTRIBUTION	S-11
EXPENSES	S-11
LEGAL MATTERS	S-12
EXPERTS	S-12
WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-12

Prospectus

PROSPECTUS SUMMARY	1
RISK FACTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	9
USE OF PROCEEDS	12
CAPITALIZATION	12
PER SHARE MARKET PRICE INFORMATION	13
ENFORCEABILITY OF CIVIL LIABILITIES	15
PLAN OF DISTRIBUTION	15
SELLING SHAREHOLDER	17
EXPENSES	28
LEGAL MATTERS	28
EXPERTS	28
WHERE YOU CAN FIND ADDITIONAL INFORMATION	28

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities the selling shareholder may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, our common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading, "Where You Can Find Additional Information" before investing in our common shares.
Unless otherwise indicated, all references to "dollars" and "$" in this prospectus supplement are to, and amounts presented in, United States dollars and financial information presented in this prospectus supplement that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. The selling shareholder is offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, include "forward-looking statements," as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "will," "would," "could" and similar expressions or phrases may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.
Forward-looking statements appear in a number of places and include statements with respect to, among other things:
•	our ability to repay our debt and obtain additional financing;
•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;
•	our expectations of our ability to pay dividends on our equity securities;
•	our future financial condition or results of operations and future revenues and expenses;
•	our ability to identify and acquire additional containerships;
•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;
•	planned capital expenditures and the ability to fund capital expenditures from external financing sources;
•	the need to establish reserves that would reduce the amounts available to pay dividends on our equity securities;
•	changes in demand or rates in the container shipping industry;
•	future supply of, and demand for, products suitable for shipping in containers;
•	our charterers' performance of their obligations under our time charters;
•	changes in the supply and demand of containerships, including newbuilding vessels or lower than anticipated scrapping of older vessels;
•	changes in rules and regulations applicable to the container shipping industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities;
•	increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance and general and administrative expenses;
•	the adequacy of our insurance arrangements;
•	changes in general domestic and international political conditions;
•	changes in the condition of our vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures;

•	the ability to leverage the relationships and reputations of Allseas Marine S.A. and Seacommercial Shipping Services S.A. (collectively our "Managers"), in the shipping industry;
•	the ability to maximize the use of vessels;
•	operating expenses, availability of crew, number of off-hire days, drydocking requirements and insurance costs;
S-iii

•	expected pursuit of strategic opportunities, including the acquisition of vessels and expansion into new markets;
•	expected financial flexibility to pursue acquisitions and other expansion opportunities;
•	the ability to compete successfully for future chartering and newbuilding opportunities;
•	the expenses under service agreements with affiliates of the Company;
•	the anticipated taxation of our Company and distributions to our shareholders;
•	the expected life span of our vessels;
•	customers' increasing emphasis on environmental and safety concerns;
•	anticipated funds for liquidity needs and the sufficiency of cash flows; and
•	our business strategy and other plans and objectives for future operations.
We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.
See the section entitled "Risk Factors," beginning on page 5 of the accompanying prospectus and beginning on page 6 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission, or SEC, on March 23, 2015 for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

S-iv

PROSPECTUS SUMMARY
This section summarizes some of the information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As an investor or prospective investor, you should review carefully the entire prospectus supplement and the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including the sections entitled "Risk Factors" beginning on page 5 of the accompanying prospectus and on page 6 of our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 23, 2015.
Our Company
We are an international shipping company engaged in the seaborne transportation of containers worldwide. We are focused on pursuing growth opportunities in the container shipping industry by leveraging the reputation, expertise and relationships of our management team and our vessel managers in identifying attractive vessel acquisition opportunities and maintaining cost-competitive, efficient operations.
As of the date of this prospectus supplement, our fleet consists of nine containerships with a TEU weighted average age of 10.2 years, a total capacity of 43,925 TEU and a weighted average remaining charter duration of 5 months (weighted by aggregate contracted charter hire).
We operate through a number of wholly-owned vessel-owning subsidiaries incorporated in the Republic of Liberia, the Republic of the Marshall Islands and Hong Kong. Allseas Marine S.A. and Seacommercial Shipping Services S.A., companies controlled by our Chairman, President, Chief Executive Officer and Interim Chief Financial Officer, Mr. Michael Bodouroglou, provide the commercial and technical management services for all of the vessels in our fleet.

THE OFFERING

Common shares offered by the selling shareholder	1,437,500 common shares

Common shares to be outstanding immediately after this offering(1)	31,230,715 common shares
Use of proceeds
All of the common shares offered hereby are being sold by the selling shareholder. We will not receive any proceeds from the sale of common shares by the selling shareholder.  We estimate the total expenses of this offering will be approximately $5,000, which will be paid by us.

_____________________
(1) The number of common shares to be outstanding after this offering is based on 31,230,715 common shares outstanding as of the date of this prospectus supplement. This number of common shares excludes 555,000 additional common shares reserved for issuance under our 2011 Equity Incentive Plan, as amended in February 2013; 1,333,333 common shares issuable upon exercise of the warrants issued to Neige International Inc., or Neige International, a company controlled by our Chairman, President, Chief Executive Officer and Interim Chief Financial Officer, Mr. Michael Bodouroglou, which have an exercise price of $7.74 per share and may be exercised at any time on or prior to June 30, 2017; and 6,147,500 warrants to purchase up to 2,459,000 shares of common stock, 500,000 of which are held by Neige International, exercisable at any time on or prior to April 10, 2019 at a price of $2.65 per share.  We also have outstanding 916,333 Series C Preferred Shares.
Each of our common shares includes one preferred share purchase right that, under certain circumstances, will entitle the holder to purchase from us a unit consisting of one-thousandth of a preferred share at a purchase price of $90.00 per unit, subject to specified adjustments.

USE OF PROCEEDS
All of the common shares offered hereby are being sold by the selling shareholder. We will not receive any proceeds from the sale of common shares by the selling shareholder.  We estimate the total expenses of this offering will be approximately $5,000, which will be paid by us.

  SELLING SHAREHOLDER
This prospectus relates to the sale of 1,437,500 of our common shares issued to the selling shareholder named in the table below. Michael Bodouroglou, our Chairman, President, Chief Executive Officer and Interim Chief Financial Officer, is also the Chairman, President, Chief Executive Officer and Interim Chief Financial Officer of Paragon Shipping Inc., or Paragon Shipping, and owns approximately 28.3% of the issued and outstanding common shares of Paragon Shipping.
The following table sets forth certain information with respect to the selling shareholder and its beneficial ownership of our common shares.  The table is based upon information provided by the selling shareholder.
Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Common Shares Offered Hereby	Percentage of the class following the offering(1)

Paragon Shipping Inc.	1,437,500	4.6%	1,437,500	0%
(1) Assumes the sale of all shares being offered in this prospectus.

CAPITALIZATION
The following unaudited table sets forth our capitalization at December 31, 2014:
•	on an actual basis;
•	on an as adjusted basis to give effect to the following transactions, which occurred during the period from January 1, 2015 to April 29, 2015:
o	$4,425,000 in debt repayments under the terms of our secured loan agreements;
o	the payment of a cash dividend on April 1, 2015, on our 916,333 Series C Preferred Shares for the period from January 1, 2015 to March 31, 2015, of $515,437; and
o	the issuance of 70,000 shares of our restricted common stock, on February 26, 2015, to certain employees of our Managers at a fair value of $0.845 per share and the issuance of 30,000 shares of our restricted common stock, on March 17, 2015 to our executive officers at a fair value of $0.835 per share. All such restricted shares will vest ratably in annual instalments over a two-year period commencing on December 31, 2015. We will recognize compensation expense with respect to such restricted shares over the period from the grant date to December 31, 2016.
There have been no significant adjustments to our capitalization since December 31, 2014, other than the adjustments described above. You should read the adjusted capitalization table information below in connection with our financial statements and related notes elsewhere in this prospectus.

UNAUDITED	As of December 31, 2014
	Actual	As Adjusted
Secured debt (1)	$134,950,000	$130,525,000

Stockholders' Equity

Preferred stock, par value $0.01 per share; 25,000,000 shares authorized, of which:
Series A Participating Preferred Stock: 1,000,000 designated, none issued and outstanding actual, and as adjusted;	$-	$-
Series B Preferred Shares: 2,500,000 designated, none issued and outstanding actual, and as adjusted;	-	-
Series B-1 Preferred Shares: 2,500,000 designated, none issued and outstanding actual, and as adjusted; and	-	-
Series C Preferred Shares: 2,500,000 designated, 916,333 issued and outstanding actual, and as adjusted	9,163	9,163

Common stock, par value $0.01 per share; 475,000,000 shares authorized; 31,130,715 and 31,230,715 shares issued and outstanding actual and as adjusted, respectively (2)	311,307	312,307

Additional paid-in capital / Retained Earnings / Reserves (2)	256,359,416	255,842,979

Total stockholders' equity	$256,679,886	$256,164,449

Total capitalization	$391,629,886	$386,689,449

_______________________________
(1)	All of our secured debt is guaranteed by the Company or the vessel-owning subsidiaries.
(2)	Excludes 555,000 additional common shares reserved for issuance under our 2011 Equity Incentive Plan, as amended in February 2013; 1,333,333 common shares issuable upon exercise of the warrants issued to Neige International, which have an exercise price of $7.74 per share and may be exercised at any time on or prior to June 30, 2017; and 6,147,500 warrants to purchase up to 2,459,000 shares of common stock, 500,000 of which are held by Neige International, exercisable at any time on or prior to April 10, 2019 at a price of $2.65 per share.

PER SHARE MARKET PRICE INFORMATION
Our common shares commenced trading on the New York Stock Exchange under the symbol "TEU" on April 14, 2011.
The table below sets forth the low and high closing prices for each of the periods indicated for our common stock.

For the Fiscal Year Ended	Low	High
December 31, 2012	$4.01	$9.74
December 31, 2013	$2.86	$6.17
December 31, 2014	$0.67	$3.32

For the Quarter Ended	Low	High
March 31, 2013	$4.32	$6.17
June 30, 2013	$3.64	$4.84
September 30, 2013	$3.54	$4.61
December 31, 2013	$2.86	$4.12
March 31, 2014	$2.30	$3.32
June 30, 2014	$1.42	$2.47
September 30, 2014	$1.19	$1.54
December 31, 2014	$0.67	$1.25
March 31, 2015	$0.73	$0.99

For the Month	Low	High
October 2014	$1.03	$1.25
November 2014	$0.68	$1.12
December 2014	$0.67	$0.90
January 2015	$0.73	$0.92
February 2015	$0.83	$0.99
March 2015	$0.77	$0.90
April 1, 2015 to April 29, 2015	$0.84	$1.06

TAX CONSIDERATIONS
You should carefully read the discussion of the U.S. federal income tax and Marshall Islands tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section of our Annual Report on Form 20-F for the year ended December 31, 2014 entitled "Item 10. Additional Information—E. Taxation" filed with the SEC on March 23, 2015 and incorporated by reference herein.

PLAN OF DISTRIBUTION
The selling shareholder has agreed to sell to an unaffiliated third party 1,437,500 shares of our common stock at a price of $0.86 per share. No underwriters were engaged by us or the selling shareholder for this transaction.

We estimate that the total expenses for this offering will be approximately $5,000, and will be paid by us.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the common shares in this offering, all of which will be paid by us.

Legal fees and expenses	$2,500
Miscellaneous	$2,500
Total	$5,000
____________

LEGAL MATTERS
The validity of the common shares offered hereby with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York.
EXPERTS
The consolidated financial statements of Box Ships Inc. (the "Company") incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2014, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a substantial doubt over the Company's ability to continue as a going concern). Such financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus supplement and the accompanying prospectus is a part of that registration statement, which includes additional information.
Government Filings
We have filed with the SEC a registration statement including exhibits and schedules thereto on Form F-3 under the Securities Act with respect to the common shares offered hereby. This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all of the information in the registration statement, as permitted by SEC rules and regulations. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement. In addition, we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically, which you can access over the internet at http://www.sec.gov. Our filings are also available on our website at http://www.box-ships.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement and the accompanying prospectus.
Information Incorporated by Reference
The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus incorporates by reference the following documents:
•	our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 23, 2015, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;
•	our Current Report on Form 6-K filed with the SEC on April 1, 2015; and

•	our Registration Statement on Form 8-A12B, filed with the SEC on April 8, 2011, registering our common shares, par value $0.01 per share, and our preferred stock purchase rights under Section 12(b) of the Exchange Act, and any amendment filed thereto.
We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
Box Ships Inc.
15, Karamanli Ave.
Voula, 16673
Athens, Greece
+ (30) (210) 8914 600

Information Provided by the Company

We will furnish holders of our equity securities, including our Series C Preferred Shares, with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

Up to 3,437,500 of our Common Shares Offered by the Selling Shareholder

Through this prospectus, the selling shareholder may sell in one or more offerings pursuant to this registration statement up to 3,437,500 of our common shares. The selling shareholder may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.  Information on this selling shareholder and the times and manner in which it may offer and sell our common shares is described under the sections entitled "Selling Shareholder" and "Plan of Distribution" in this prospectus.  We are not selling any of our common shares under this prospectus and will not receive any of the proceeds from the sale of our common shares by the selling shareholder.
The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.
Our common shares are listed on the New York Stock Exchange under the symbol "TEU".
An investment in these securities involves risks.  See the section entitled "Risk Factors" beginning on page 5 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2013

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	9
USE OF PROCEEDS	12
CAPITALIZATION	12
PER SHARE MARKET PRICE INFORMATION	13
ENFORCEABILITY OF CIVIL LIABILITIES	15
PLAN OF DISTRIBUTION	15
SELLING SHAREHOLDER	17
EXPENSES	28
LEGAL MATTERS	28
EXPERTS	28
WHERE YOU CAN FIND ADDITIONAL INFORMATION	28

i

Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, the selling shareholder may sell in one or more offerings pursuant to this registration statement up to 3,437,500 of our common shares.  This prospectus provides you with a general description of our common shares. We will provide updated information if required whenever the selling shareholder offers our common shares pursuant to this prospectus.  This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered common shares. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement.  For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.
ii

PROSPECTUS SUMMARY
This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless we specify otherwise, when used in this prospectus the terms the "Company," "we," "our" and "us" refer to Box Ships Inc. and its subsidiaries. References to "Paragon Shipping" are to Paragon Shipping Inc., references to "Allseas" or "our Manager" are to Allseas Marine S.A. and its relevant subsidiaries, which provides our fleet with commercial and technical management services and provides certain administrative and corporate services to us, and references to "Neige International" are to Neige International Inc., a company controlled by our Chairman, President and Chief Executive Officer.

We use the term "TEU" in describing the size of containerships. TEU is a standard measure of a containership's cargo-carrying capacity and refers to the space occupied by a container having the International Organization for Standardization's standard external dimensions, the length of which is 20 feet, the height of which is 8.5 feet and the width of which is 8.0 feet.
Our Company
We are an international shipping company engaged in the seaborne transportation of containers worldwide. We are focused on pursuing growth opportunities in the container shipping industry by leveraging the reputation, expertise and relationships of our management team and our Manager in identifying attractive vessel acquisition opportunities and maintaining cost-competitive, efficient operations.
As of the date of this prospectus, our fleet is comprised of nine containerships with a TEU-weighted average age of 8.8 years, a total capacity of 43,925 TEU and a weighted average remaining charter duration of 13 months (weighted by aggregate contracted charter hire and assuming no exercise of any options to extend the durations of the charters).
We operate through a number of wholly-owned, vessel-owning subsidiaries incorporated in the Republic of Liberia, the Republic of the Marshall Islands and Hong Kong. Allseas, a company controlled by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, provides the commercial and technical management services for all of the vessels in our fleet.
Our Fleet
The following table presents certain information concerning our fleet as of the date of this prospectus:

Vessel	Year Built	TEU	Charterer	Daily Gross Charter Rate (7)	Charter Expiration	Notes
Box Voyager	2010	3,426	CNC	$6,850	March 2014	1
Box Trader	2010	3,426	Hapag Lloyd	$8,000	April 2014	2
CMA CGM Kingfish	2007	5,095	CMA CGM	$23,000	April 2014	3
CMA CGM Marlin	2007	5,095	CMA CGM	$23,000	May 2014	3
Maersk Diadema	2006	4,546	Maersk	$28,000	December 2013	4
Maule	2010	6,589	CSAV Valparaiso	$38,000	May 2016	5
MSC Emma	2004	5,060	MSC	$28,500	August 2014	6
OOCL Hong Kong	1995	5,344	OOCL	$26,800	June 2015	8
OOCL China	1996	5,344	OOCL	$26,800	July 2015	8
Total		43,925

Notes:
1) The employment is for a period of six to 14 months and commenced in January 2013.
2) The employment is for a period of five to seven months and commenced in October 2013. The charterer has the option to extend the term of the charter by an additional period of six months, plus or minus 30 days, commencing in April 2014, at a gross daily charter rate of $15,500.
3) The charterer has the option to increase or decrease the term of the charter by 45 days.
4) Indicates date the vessel is expected to be redelivered.

5) The charterer has the option to increase or decrease the term of the charter by 30 days. The charterer also has the option to purchase the vessel upon expiration of the charter, provided that the option is exercised at least six months prior to the expiration of the term of the charter, for a purchase price of $57.0 million, less a 0.5% purchase commission payable to parties unaffiliated to us.

6) The charterer has the option to increase or decrease the term of the charter by 30 days. The charterer also has the option to extend the term of the charter by an additional one-year term at the same gross daily charter rate.

7) Daily gross charter rates do not reflect commissions payable by us to third party chartering brokers and our Manager, totaling 4.75% for Box Voyager, 1.25% for each of CMA CGM Kingfish, CMA CGM Marlin, OOCL Hong Kong and OOCL China, and 2.5% for each of the other vessels in our fleet, including, in each case, 1.25% to Allseas.
8) The charterer has the option to increase or decrease the term of the charter by 30 days.

On April 19, 2011, we entered into an agreement with Paragon Shipping pursuant to which Paragon Shipping has granted us options to acquire two 4,800 TEU newbuilding containerships for which Paragon Shipping has entered into construction contracts and that are scheduled to be delivered to Paragon Shipping during the third quarter of 2014. The purchase price of the options will be equal to the greater of (i) Paragon Shipping's actual carrying cost of the vessel at the date the option is exercised, plus any actual expenses incurred by Paragon Shipping in connection with the construction contracts or the vessels and (ii) the fair market value of the vessel at the date the option is exercised as determined by the average of two independent ship brokers selected by Paragon Shipping and us. We may exercise our options to acquire each vessel by way of an assignment of the relevant construction contract from Paragon Shipping at any time prior to the applicable vessel's delivery to Paragon Shipping, or purchase of such vessel at any time after its delivery to Paragon Shipping, so long as the vessel is owned by Paragon Shipping at such time. See "Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Options to Acquire Two Newbuilding Containerships" of our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 8, 2013 and incorporated by reference herein.
Our chartering policy is to employ our vessels and any vessels we may acquire in the future on short- to medium-term time charters of one to five years in order to take advantage of stable cash flows and high utilization rates while preserving the flexibility to later capitalize on potentially rising charter rates with longer terms, although we may opportunistically enter into attractive longer-term charters or, as we did with the Box Voyager and the Box Trader in the third and fourth quarter of 2012, respectively, short-term time charters with durations of less than one year or, under certain circumstances, our vessels may operate on the spot market. Based on the earliest redelivery dates, the Company has secured under such contracts 90% and 48% of its fleet capacity for the remainder of 2013 and 2014, respectively. We intend to continue to charter our vessels to a diversified portfolio of leading liner charterers with staggered re-delivery dates in accordance with our market outlook.
Management of Our Fleet
Allseas, a Liberian corporation based in Athens, Greece, was formed in 2000 as a ship management company and is wholly-owned by our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, who is also the Chairman, President and Chief Executive Officer of Paragon Shipping. We believe Allseas has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety and that our business benefits through access to the expertise and resources of Allseas.
Allseas provides commercial and technical management services for our fleet, pursuant to long-term management agreements between Allseas and each of our vessel-owning subsidiaries. Commercial management includes, among other things, negotiating charters for our vessels, monitoring various types of charters, monitoring the performance of our vessels under charter, locating, purchasing, financing and negotiating the purchase and sale of our vessels, obtaining insurance for our vessels and finance and accounting functions. Technical management services include, among other things, arranging for and managing crews, vessel maintenance, drydocking, repairs, insurance, maintaining regulatory and classification society compliance and providing technical support.
We have also entered into an Administrative Services Agreement for the provision of certain administrative services at cost, an Executive Services Agreement, pursuant to which the services of our executive officers are provided to us and an Accounting Agreement, pursuant to which financial, accounting and financial reporting services are provided to us, in each case with Allseas.  In addition, Allseas subcontracts crewing services related to our vessels to Crewcare Inc., a company owned by our Chairman, President and Chief Executive Officer.
For more information on our agreements with Allseas and Crewcare discussed above, see "Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions" of our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 8, 2013 and incorporated by reference herein.

Dividend Policy
Our policy is to pay quarterly dividends to holders of our common shares in February, May, August and November of each year, in amounts equal to substantially all of our operating cash flow less any amounts required to pay cash expenses and capital expenditures, service our debt, fund dividend payments on our 9.00% Series C Cumulative Redeemable Perpetual Preferred Shares (the "Series C Preferred Shares") and maintain reserves for drydockings, surveys and other purposes as our board of directors may from time to time determine.
We have paid dividends in respect of our common stock of $0.12 per share with respect to the second quarter of 2013, $0.12 per share with respect to the first quarter of 2013, $0.22 per share with respect to the fourth quarter of 2012, $0.22 per share with respect to the third quarter of 2012, $0.26 per share with respect to the second quarter of 2012, $0.30 per share with respect to the first quarter of 2012, $0.30 per share with respect to the fourth quarter of 2011, $0.30 per share with respect to the third quarter of 2011 and $0.15 per share with respect to the second quarter of 2011.
In addition, in accordance with our dividend policy, our board of directors has declared a dividend of $0.06 per common share, with respect to the third quarter of 2013, paid on November 28, 2013, to common shareholders of record as of the close of business on November 21, 2013.
Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. We cannot assure you that we will be able to pay regular quarterly dividends to holders of our common shares in the amounts stated above or elsewhere in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference or at all, and our ability to pay dividends to holders of our common shares will be subject to the rights of holders of our Series C Preferred Shares, which rank prior to our common stock with respect to dividends, distributions and payments upon liquidation. Cumulative dividends on our Series C Preferred Shares accrue at a rate of 9.00% per annum per $25.00 stated liquidation preference per Series C Preferred Share, subject to increase upon the occurrence of certain events, and are payable on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2013, or, if any such dividend payment date otherwise would fall on a date that is not a business day, the immediately succeeding business day.  On September 13, 2013, we declared a cash dividend of $0.39375 per share on our Series C Preferred Shares for the period from the original issuance of the Series C Preferred Shares on July 29, 2013 through September 30, 2013. The dividend was paid on October 1, 2013 to all holders of Series C Preferred Shares of record as of September 30, 2013.  For additional information about our Series C Preferred Shares, please see the section entitled "Description of Registrant's Securities to be Registered" of our registration statement on Form 8-A filed with the Commission on July 26, 2013 and incorporated by reference herein.
In addition, our ability to pay dividends to holders of our common shares will be subject to the restrictions in our loan agreements and the provisions of Marshall Islands law as well as the other limitations set forth in "Item 8. Financial Information—Consolidated statements and other financial information—Dividend Policy" of our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 8, 2013 and incorporated by reference herein.  In particular, during the waiver period commencing on June 28, 2013 and ending on April 1, 2014, we may declare and pay quarterly dividends at a maximum amount of $0.15 per common share outstanding.
Recent Developments
Preferred Stock Offerings:
On July 29, 2013, we completed the public offering of 558,333 shares of our Series C Preferred Shares at a public offering price of $24.00 per share, which resulted in net proceeds of $12.6 million, net of underwriting discounts and commissions of $0.5 million and offering expenses of $0.3 million. Neige International Inc., a company controlled by Mr. Michael Bodouroglou, our Chairman, President and Chief Executive Officer, purchased $5.0 million of the Series C Preferred Shares, or 208,333 shares, sold in the offering at the public offering price. We used the net proceeds from the offering of $12.6 million and approximately $7.1 million of our cash reserves to redeem and retire all of our outstanding 9.75% Series B-1 Cumulative Redeemable Perpetual Preferred Shares.  On October 9, 2013, we completed a follow-on public offering of 340,000 of our Series C Preferred Shares at a public offering price of $24.00 per share. We used a portion of the net proceeds of $7.5 million, net of underwriting discounts and commissions of $0.5 million and estimated offering expenses of $0.2 million to repay in full the outstanding balance of $6.0 million under our unsecured loan agreement with Paragon Shipping. On November 13, 2013, we completed the sale of 18,000 Series C Preferred Shares at the offering price of $24.00 per share, through the exercise of the underwriters' over-allotment option, which resulted in net proceeds of $0.4 million. Dividends on the Series C Preferred Shares accrue at a rate equal to 9.00% per annum of the liquidation preference of $25.00 per share and are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, when, as and if declared by our board of directors. A dividend of $0.39375 per Series C Preferred Share, in relation to the 558,333 shares issued in July 2013, was paid on October 1, 2013. The Series C Preferred Shares are traded on the New York Stock Exchange under the symbol "TEUPRC".

Loan with Paragon Shipping:
On August 5, 2013, we prepaid $5.0 million to Paragon Shipping under our unsecured loan agreement with Paragon Shipping and reduced the outstanding loan amount to $6.0 million. On October 18, 2013, we repaid in full the outstanding balance of $6.0 million under our unsecured loan agreement with Paragon Shipping.
Corporate Structure
Box Ships Inc. is a company organized under the laws of the Republic of the Marshall Islands on May 19, 2010 as a wholly-owned subsidiary of Paragon Shipping. We completed our initial public offering on April 19, 2011. The address of our principal executive offices is 15, Karamanli Avenue, 16673, Voula, Greece. Our telephone number at that address is +30 (210) 891-4600. We maintain a website at www.box-ships.com. Information contained on our website does not constitute part of this prospectus.
As of the date of this prospectus, Paragon Shipping owns approximately 13.6% of our outstanding common shares.
Our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, owns approximately 16.6% of our outstanding common shares, which includes 1,333,333 common shares issuable upon the exercise of warrants issued to Neige International in June 2012, which have an exercise price of $7.74 per share and may be exercised at any time on or prior to June 30, 2017, but which excludes our common shares held by Paragon Shipping, which Mr. Bodouroglou may be deemed to beneficially own by virtue of his ownership of approximately 37.4% of Paragon Shipping's issued and outstanding common shares.
We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands, the Republic of Liberia and Hong Kong.

RISK FACTORS
 An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 8, 2013, and the other documents we have incorporated by reference in this prospectus, including the section entitled "Item 3. Key Information—D. Risk factors" in future Annual Reports that summarize the risks that may materially affect our business, before making an investment in our securities. Please see the section of this prospectus entitled "Where You Can Find Additional Information—Information Incorporated by Reference." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.
The container shipping industry is cyclical and volatile, with charter hire rates and profitability currently at depressed levels, and the recent global economic recession has resulted in decreased demand for container shipping, which may negatively impact our operations.
Our growth generally depends on continued growth in world and regional demand for container shipping services, and the recent global economic slowdown has resulted in decreased demand for container shipping and a related decrease in charter rates.
The ocean-going container shipping industry is both cyclical and volatile in terms of charter hire rates and profitability. Containership charter rates peaked in 2005 and generally stayed strong until the middle of 2008, when the effects of the recent economic crisis began to affect global container trade. Containership charter rates declined substantially in 2011 and 2012 primarily as a result of excess capacity on the key east-west routes, the reluctance of liners to cull services in the first six months of the year and a fight for market share between certain liner companies. Freight rates and charter rates stabilized somewhat in the second half of 2012, particularly for larger vessel sizes, but in 2013 they have remained significantly below their historical averages.
Fluctuations in charter rates result from changes in the supply of and demand for containership capacity and changes in the supply of and demand for the major products internationally transported by containerships. The factors affecting the supply of and demand for containerships and supply of and demand for products shipped in containers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.
The factors that influence demand for containership capacity include:
•	supply of and demand for products suitable for shipping in containers;
•	changes in global production of products transported by containerships;
•	the distance container cargo products are to be moved by sea;
•	the globalization of manufacturing;
•	global and regional economic and political conditions;
•	developments in international trade;
•	changes in seaborne and other transportation patterns, including changes in the distances over which container cargoes are transported;
•	currency exchange rates; and weather.
The factors that influence the supply of containership capacity include:
•	the number of newbuilding deliveries;
•	the scrapping rate of older containerships;
•	containership owner access to capital to finance the construction of newbuildings;
•	the price of steel and other raw materials;
•	changes in environmental and other regulations that may limit the useful life of containerships;
•	the number of containerships that are slow-steaming to conserve fuel;
•	the number of containerships that are out of service; and
•	port congestion and canal closures.

Our ability to charter additional vessels we may acquire in the future and recharter our containerships upon the expiration or termination of their current charters, including the Maersk Diadema, which is currently employed on time charter and expected to be redelivered in December 2013, and the Box Voyager and Box Trader, which are currently employed on short-term time charters scheduled to expire in March and April 2014, respectively, and the charter rates payable under any charters or renewal options or replacement charters will depend upon, among other things, the prevailing state of the containership charter market, which can be affected by consumer demand for products shipped in containers. If the charter market is depressed when our containerships' charters expire, as was the case when the charters for the Box Trader and the Box Voyager with Compania Sud Americana De Vapores S.A., or CSAV Valparaiso, expired in the second and third quarter of 2012, respectively, we may be forced to recharter our containerships at reduced or even unprofitable rates, or we may not be able to recharter our vessels at all, which may reduce or eliminate our earnings or make our earnings volatile. The same issues will exist if we acquire additional vessels and attempt to obtain multi-year time charter arrangements as part of our acquisition and financing plan, which may affect our ability to operate our vessels profitably. The containership market also affects the value of our vessels, which follow the trends of freight rates and containership rates.
We may have difficulty securing profitable employment for our vessels as their charters expire in the currently depressed containership market.
Each of our nine containerships are currently deployed on time charters, with the time charters for one of our vessels expected to expire in December 2013, and the time charters for five of our vessels, three of which are well above current market rates, scheduled to expire during 2014. Given the current depressed state of the containership charter market, especially for medium to smaller sized vessels, we may be unable to re-charter these vessels at attractive rates, or at all, when their charters expire. Although we do not receive any revenues from our vessels while not employed, we are required to pay expenses necessary to maintain the vessel in proper operating condition, insure it and service any indebtedness secured by such vessel. If we cannot re-charter our vessels on time charters or trade them in the spot market profitably, our results of operations and operating cash flow will be adversely affected.
The price of our common shares may be volatile as a result of factors that are beyond our control, and if the price of our common shares fluctuates, you could lose a significant part of your investment.
Our common shares commenced trading on the New York Stock Exchange in April 2011. We cannot assure you that an active or liquid public market for our common shares will continue. Since 2008, the stock market has experienced extreme price and volume fluctuations. If the volatility in the market continues or worsens, it could have an adverse effect on the market price of our common shares and impact a potential sale price if holders of our common stock decide to sell their shares.
The market price of our common shares may be influenced by many factors, many of which are beyond our control, including:
•	the failure of securities analysts to publish research about us, or analysts making changes in their financial estimates;
•	fluctuations in the seaborne transportation industry, including fluctuations in the containership market;
•	announcements by us or our competitors of significant contracts, acquisitions or capital commitments;
•	actual or anticipated fluctuations in quarterly and annual results;
•	economic and regulatory trends;
•	general market conditions;
•	terrorist acts;
•	investors' perception of us and the container shipping industry.
As a result of these and other factors, investors in our common shares may not be able to resell their shares at or above the price they paid for such shares. These broad market and industry factors may materially reduce the market price of our common shares, regardless of our operating performance.
We may not pay dividends to holders of our common shares in the amounts anticipated or at all.

Our policy is to pay quarterly dividends to holders of our common stock in February, May, August, and November of each year, in amounts equal to substantially all of our operating cash flow less any amounts required to pay cash expenses and capital expenditures, service our debt, maintain reserves for drydocking, surveys and other purposes as our board of directors may from time to time determine and fund dividend payments to holders of our Series C Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share, which rank prior to our common stock with respect to, among other things, dividends.
In accordance with our dividend policy, our board of directors has declared a dividend of $0.06 per common share, with respect to the third quarter of 2013, paid on November 28, 2013, to common shareholders of record as of the close of business on November 21, 2013.
We have used in the past, and may use in the future, a portion of our cash reserves, in addition to our operating cash flows, to fund quarterly dividend payments, which reduces our cash position and is only sustainable to the extent cash is available.  The amount of cash available for distribution principally depends upon the amount of cash we generate from our operations, which may fluctuate from quarter to quarter based upon, among other things:
•	the rates we obtain from our charters the ability and willingness of our customers to perform their obligations under their respective time charters;
•	the level of our operating costs, such as the cost of crews and insurance;
•	the number of unscheduled off-hire days for our fleet due to failure to secure employment or otherwise and the timing of, and number of days required for, drydocking of our containerships;
•	delays in the delivery of any vessels we agree to acquire in the future and the commencement of payments under charters relating to those vessels;
•	prevailing global and regional economic and political conditions;
•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;
•	changes in the basis of taxation of our activities in various jurisdictions; and
•	the payment of fees to our Manager for the technical, commercial, administrative and executive services it provides to us.
The actual amount of cash available for distribution also depends upon other factors, such as:
•	the quarterly dividends we will be obligated to pay to holders of our Series C Preferred Shares;
•	the level of capital expenditures we make, including for maintaining the vessels in our fleet and acquiring new vessels, which we expect will be substantial;
•	our debt service requirements and restrictions on distributions contained in our secured loan agreements and future financing agreements;
•	fluctuations in our working capital needs and our ability to raise additional equity to satisfy our capital needs; and
•	the amount of any cash reserves established by our board of directors, including reserves for working capital and other matters.
Our dividend policy may be affected by restrictions on distributions under our secured loan agreements, which contain material financial tests and covenants that must be satisfied. If we are unable to satisfy these restrictions, or if we are otherwise in default under our secured loan agreements, we would be prohibited from making cash distributions to you, notwithstanding our stated cash dividend policy.  In addition, during the waiver period commencing on June 28, 2013 and ending on April 1, 2014, we may declare and pay quarterly dividends at a maximum amount of $0.15 per common share outstanding.  The declaration and payment of dividends is also subject at all times to the discretion of our board directors and compliance with the laws of the Republic of the Marshall Islands, as well as the other restrictions set forth in "Item 8. Financial Information—Consolidated statements and other financial information—Dividend Policy" of our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 8, 2013.  There can be no assurance that we will make dividend payments to holders of our common stock in the amounts or with the frequency anticipated or at all.

In addition, as discussed above, our ability to pay dividends to holders of our common shares will be subject to the rights of holders of our Series C Preferred Shares, which rank prior to our common stock with respect to dividends, distributions and payments upon liquidation. Cumulative dividends on our Series C Preferred Shares accrue at a rate of 9.00% per annum per $25.00 stated liquidation preference per Series C Preferred Share, subject to increase upon the occurrence of certain events, and are payable on January 1, April 1, July 1 and October 1 of each year, or, if any such dividend payment date otherwise would fall on a date that is not a business day, the immediately succeeding business day.  For additional information about our Series C Preferred Shares, please see the section entitled "Description of Registrant's Securities to be Registered" of our registration statement on Form 8-A filed with the Commission on July 26, 2013 and incorporated by reference herein.
Our Series C Preferred Shares are senior obligations of ours and rank prior to our common stock with respect to dividends, distributions and payments upon liquidation, which could have an adverse effect on the value of our common stock.
The rights of the holders of our Series C Preferred Shares rank senior to the obligations to holders of our common shares. Upon our liquidation, the holders of Series C Preferred Shares will be entitled to receive a liquidation preference of $25.00 per share, plus all accrued but unpaid dividends, prior and in preference to any distribution to the holders of any other class of our equity securities, including our common shares. The existence of the Series C Preferred Shares could have an adverse effect on the value of our common shares.
Future sales or other issuances of our common shares, including shares issued upon exercise of any outstanding warrants or in connection with the conversion of our Series C Preferred Shares, could cause the market price of our common shares to decline.
As of the date of this prospectus, we have outstanding warrants to purchase up to 1,333,333 shares of our common stock, all of which are held by Neige International, exercisable at any time prior to July 1, 2017 at a price of $7.74 per share, and 916,333 Series C Preferred Shares. Upon the occurrence of certain change of control events, holders of our outstanding Series C Preferred Shares will have the right, subject to our election to redeem the Series C Preferred Shares in whole or part, to convert some or all of the Series C Preferred Shares held by such holder on into a number of our common shares, as discussed in the section entitled "Description of Registrant's Securities to be Registered" of our registration statement on Form 8-A filed with the Commission on July 26, 2013 and incorporated by reference herein.
In order to fund further growth of our fleet, we may have to incur additional indebtedness and/or sell additional equity securities. Future issuances of our common stock, directly or indirectly through convertible or exchangeable securities, options, warrants or rights, will generally dilute the ownership interests of holders of our existing common stock, including their relative voting rights, and could require substantially more cash to maintain the then existing level, if any, of our dividend payments to holders of our common stock, as to which no assurance can be given. Additional series or classes of preferred shares, if issued, will generally have a preference on dividend payments, which could prohibit or otherwise reduce our ability to pay dividends to holders of our common stock in amounts anticipated or at all. Any additional debt we incur will be senior in all respects to our common stock, will generally include financial and operating covenants with which we must comply and will include acceleration provisions upon defaults thereunder, including our failure to make any debt service payments, and possibly under other debt. Because our decision to issue additional equity securities or incur additional debt in the future will depend on a variety of factors, including market conditions and other matters that are beyond our control, we cannot predict or estimate the timing, amount or form of our capital raising activities in the future. Future sales or other issuances of a substantial number of shares of common stock or other securities in the public market or otherwise, or the perception that these sales could occur, may depress the market price for our common stock. These sales or issuances could also impair our ability to raise additional capital through the sale of our equity securities in the future.
In addition, in connection with the closing of our initial public offering, we entered into a registration rights agreement with Neige International, as nominee for Proplous Navigation S.A., or Proplous Navigation, a company also controlled by our Chairman, President and Chief Executive Officer, pursuant to which Neige International and its affiliates or transferees are entitled to cause us to register under the Securities Act for resale in the public market shares of our common stock that it received in connection with the closing of the initial public offering.  Further, we have entered into a second registration rights agreement with Neige International, pursuant to which Neige International has the right, subject to certain restrictions, to require us to register under the Securities Act the warrants and common stock issuable upon exercise of the warrants issued to Neige International.
Because the Public Company Accounting Oversight Board is not currently permitted to inspect our independent accounting firm, you may not benefit from such inspections.
Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board or "PCAOB" inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. Certain European Union countries, including Greece, do not currently permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they are part of major international firms. The PCAOB conducted inspections in Greece in 2008 and evaluated our auditor's performance of audits of SEC registrants and our auditor's quality controls. Currently, however, the PCAOB is unable to conduct inspections in Greece until a cooperation agreement between the PCAOB and the Greek Accounting & Auditing Standards Oversight Board is reached. Accordingly, unlike for most U.S. public companies, should the PCAOB again wish to conduct an inspection it is currently prevented from evaluating our auditor's performance of audits and its quality control procedures, and, unlike shareholders of most U.S. public companies, our shareholders would be deprived of the possible benefits of such inspections.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
This prospectus includes "forward-looking statements," as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "will," "would," "could" and similar expressions or phrases may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.
Forward-looking statements appear in a number of places and include statements with respect to, among other things:
•	our expectations of our ability to pay dividends on our common shares;

•	our future financial condition or results of operations and future revenues and expenses;

•	our ability to identify and acquire additional containerships;

•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

•	our ability to repay our debt and obtain additional financing;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	planned capital expenditures and the ability to fund capital expenditures from external financing sources;

•	the need to establish reserves that would reduce dividends on our common shares;

•	changes in demand or rates in the container shipping industry;

•	future supply of, and demand for, products suitable for shipping in containers;

•	our charterers' performance of their obligations under our time charters;

•	changes in the supply and demand of containerships, including newbuilding of vessels or lower than anticipated scrapping of older vessels;

•
changes in rules and regulations applicable to the container shipping industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities;

•	increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance and general and administrative expenses;

•	the adequacy of our insurance arrangements;

•	changes in general domestic and international political conditions;

•
changes in the condition of our vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures;

•	the ability to leverage the relationships and reputations of Paragon Shipping and Allseas in the shipping industry;

•	the ability to maximize the use of vessels;

•	operating expenses, availability of crew, number of off-hire days, drydocking requirements and insurance costs;

•	expected pursuit of strategic opportunities, including the acquisition of vessels and expansion into new markets;

•	expected financial flexibility to pursue acquisitions and other expansion opportunities;

•	the ability to compete successfully for future chartering and newbuilding opportunities;

•	the expenses under service agreements with affiliates of the Company and Paragon Shipping;

•	the anticipated taxation of our Company and distributions to our shareholders;

•	the expected life span of our vessels;

•	customers' increasing emphasis on environmental and safety concerns;

•	anticipated funds for liquidity needs and the sufficiency of cash flows; and

•	our business strategy and other plans and objectives for future operations.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.
See the section entitled "Risk Factors," beginning on page 5 of this prospectus, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS
We will not receive any proceeds from sales of our common shares by the selling shareholder.

CAPITALIZATION

The following unaudited table sets forth our capitalization at September 30, 2013:
•	on an actual basis;
•	on an as adjusted basis to give effect to the following transactions, which occurred during the period from October 1, 2013 to November 28, 2013:
•	$4,725,000 in debt repayments under the terms of our secured loan agreements;
•	$1,000,000 in debt repayment and $5,000,000 in debt prepayment related to our unsecured loan agreement with Paragon Shipping, paid on October 18, 2013;
•	the issuance and sale at $24.00 per share of 358,000 Series C Preferred Shares with par value of $0.01 per share and a liquidation preference of $25.00 per share, resulting in net proceeds of approximately $7.9 million, after deducting estimated expenses related to the offering of $0.2 million payable by us and the underwriting discounts and commissions of approximately $0.5 million;
•	the issuance of 315,000 shares of our restricted common stock, on November 22, 2013, to our Chairman, President and Chief Executive Officer and non-executive directors, at a fair value of $3.175 per share. All such restricted shares will vest ratably in annual installments over a two-year period, with the first installment vesting on December 31, 2014. We will recognize compensation expense with respect to such restricted shares over the period from the grant date to December 31, 2015;
•	the accrual of a cash dividend for the period from October 1, 2013 to November 28, 2013, of $332,171, on our 916,333 Series C Preferred Shares, outstanding as of the date of this prospectus supplement; and
•	the declaration of a cash dividend of $0.06 per common share with respect to the third quarter of 2013, paid on November 28, 2013, to common shareholders of record as of the close of business on November 21, 2013, amounted to $1,497,643.

There have been no significant adjustments to our capitalization since September 30, 2013, other than the adjustments described above. You should read the adjusted capitalization table information below in connection with the section of this prospectus entitled "Use of Proceeds" and our financial statements and related notes elsewhere in this prospectus.

	As of September 30, 2013
UNAUDITED	Actual	As Adjusted(2)
Debt(1)
Secured debt	$185,225,000	$180,500,000
Unsecured debt	6,000,000	-

Long-term and current debt	$191,225,000	$180,500,000

Stockholders' Equity

Preferred stock, par value $0.01 per share, 25,000,000 shares authorized, of which:
Series A Participating Preferred Stock: 1,000,000 designated, none issued and outstanding actual and as adjusted;	$-	$-
Series B Preferred Shares: 2,500,000 designated, none issued and outstanding actual and as adjusted;	-	-
Series B-1 Preferred Shares: 2,500,000 designated, none issued and outstanding actual and as adjusted; and	-	-
Series C Preferred Shares: 2,500,000 designated, 558,333 issued and outstanding actual and 916,333 issued and outstanding as adjusted	5,583	9,163

Common stock, par value $0.01 per share: 475,000,000 shares authorized; 24,960,715 shares issued and outstanding actual and 25,275,715 issued and outstanding as adjusted	249,607	252,757

Additional paid-in capital / Retained Earnings / Reserves	234,973,766	240,993,702

Total stockholders' equity	$235,228,956	$241,255,622

Total capitalization	$426,453,956	$421,755,622
______________________

(1)	All of our secured debt is guaranteed by the Company or the vessel-owning subsidiaries.

(2)	Excludes (i) 1,010,000 shares of our common stock reserved for issuance under our 2011 Equity Incentive Plan; and (ii) 1,333,333 of our common shares issuable upon exercise, at a price equal to $7.74 per share, of the warrants issued to Neige International.

PER SHARE MARKET PRICE INFORMATION
Our common shares commenced trading on the New York Stock Exchange under the symbol "TEU" on April 14, 2011. The table below sets forth the low and high closing prices for each of the periods indicated for our common shares.
For the Fiscal Year Ended	Low	High
December 31, 2011(1)	$7.10	$11.50
December 31, 2012	$4.01	$9.74

For the Quarter Ended	Low	High
June 30, 2011(1)	$9.17	$11.50
September 30, 2011	$7.10	$11.20
December 31, 2011	$7.20	$10.56
March 31, 2012	$8.12	$9.74
June 30, 2012	$7.04	$9.31
September 30, 2012	$5.78	$8.41
December 31, 2012	$4.01	$5.75
March 31, 2013	$4.32	$6.17
June 30, 2013	$3.64	$4.84
September 30, 2013	$3.54	$4.61
________________
(1)	For the period from April 14, 2011, the date on which our common shares began trading on the New York Stock Exchange, until the end of the period.

For the Month	Low	High
May 2013	$4.05	$4.73
June 2013	$3.64	$4.13
July 2013	$3.54	$4.14
August 2013	$4.00	$4.28
September 2013	$4.05	$4.61
October 2013	$3.80	$4.12
November 1, 2013 to November 27, 2013	$3.05	$3.95

ENFORCEABILITY OF CIVIL LIABILITIES
 We are a Marshall Islands company, and our principal executive office is located outside of the United States, in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

PLAN OF DISTRIBUTION
Our common shares covered by this prospectus may be offered and sold by the selling shareholder, or by transferees, assignees, donees, pledgees or other successors-in-interest of such shares received from the selling shareholder, directly or indirectly through brokers-dealers, agents or underwriters on the New York Stock Exchange or any other stock exchange, market or trading facility on which such shares are traded, or through private transactions.  Our common shares covered by this prospectus may be sold by any method permitted by law, including, without limitation, one or more of following transactions:
•	ordinary brokerage transactions or transactions in which the broker solicits purchasers;
•	purchases by a broker or dealer as principal and the subsequent resale by such broker or dealer for its account;
•	block trades, in which a broker or dealer attempts to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;
•	through the writing of options on the shares, whether such options are listed on an options exchange or otherwise;
•	an exchange distribution in accordance with the rules of the applicable stock exchange;
•	through privately negotiated transactions;
•	through the settlement of short sales entered into after the date of this prospectus;
•	by agreement with a broker-dealers to sell a specified number of shares at a stipulated price per share; and
•	a combination of any such methods of sale.
The selling shareholder may also transfer its shares by means of gifts, donations and contributions.  Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers-dealers or agents and in private or public transactions.
The selling shareholder my sell its shares at market prices prevailing at the time of sale, at negotiated prices, at fixed prices or without consideration by any legally available means.   The aggregate net proceeds from the sale of the common shares will be the purchase price of such shares less any discounts, concessions or commissions received by broker-dealers or agents.  We will not receive any proceeds from the sale of any shares by the selling shareholder.
The selling shareholder and any broker-dealers or agents who participate in the distribution of our common shares may be deemed to be "underwriters" within the meaning of the Securities Act.  Any commission received by such broker-dealers or agent on the sales and any profit on the resale of share purchased by broker-dealers or agent may be deemed to be underwriting commissions or discounts under the Securities Act.  As a result, we have informed the selling shareholder that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholder in the market.  The selling shareholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.
To the extent required with respect to a particular offer or sale of our common shares by the selling shareholder, we will file a prospectus supplement pursuant to Section 424(b) of the Securities Act, which will accompany this prospectus, to disclose:

•	the number of shares to be sold;
•	the purchase price;
•	the name of any broker-dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and
•	any other relevant information.
The selling shareholder is acting independently of us in making decisions with respect to the timing, price, manner and size of each sale.  We have not engaged any broker-dealer or agent in connection with the sale of our common shares held by the selling shareholder, and there is no assurance that the selling shareholder will sell any or all of its shares. We have agreed to make available to the selling shareholder copies of this prospectus and any applicable prospectus supplement and have informed the selling shareholder of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.
The selling shareholder may also sell all or a portion of our common shares in open market transactions under Section 4(1) of the Securities Act including transactions in accordance with Rule 144 promulgated thereunder, rather than under the shelf registration statement, of which this prospectus forms a part.
Pursuant to a requirement by The Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the selling shareholder for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

SELLING SHAREHOLDER
This prospectus relates to the proposed sale from time to time of up to 3,437,500 of our common shares issued to the selling shareholder named in the table below. We have filed the registration statement of which this prospectus forms a part in order to permit the selling shareholder to offer these shares for resale from time to time, pursuant to our Registration Rights Agreement with Paragon Shipping dated April 19, 2011.  Michael Bodouroglou, our Chairman, President and Chief Executive Officer, is also the Chairman, President and Chief Executive Officer of Paragon Shipping, and owns approximately 37.4% of the issued and outstanding common shares of Paragon Shipping.
The 3,437,500 common shares covered by this prospectus were issued to the selling shareholder on April 29, 2011 and May 19, 2011.
The following table sets forth certain information with respect to the selling shareholder and its beneficial ownership of our common shares.  The table is based upon information provided by the selling shareholder.  The table assumes that all the shares being offered by the selling shareholder pursuant to this prospectus are ultimately sold in the offering. The selling shareholder may sell some, all or none of its shares covered by this prospectus and as a result the actual number of shares that will be held by the selling shareholder upon termination of the offering may exceed the minimum number set forth in the table.
Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Common Shares Offered Hereby	Percentage of the class following the offering(1)

Paragon Shipping Inc.	3,437,500	13.6%	3,437,500	–
(1) Assumes the sale of all shares being offered in this prospectus.

DESCRIPTION OF CAPITAL STOCK
 For purposes of the description of the Company's capital stock below, references to "us," "we" and "our" refer only to Box Ships Inc. and not any of our subsidiaries.
 Authorized Capitalization
 Our amended and restated articles of incorporation provide for common shares, which each have one vote per share. As of the date of this prospectus, our authorized capital stock consisted of 500,000,000 registered shares, of which:
•	475,000,000 shares are designated as common shares, par value $0.01 per share;
•	25,000,000 shares are designated as preferred shares, par value $0.01 per share, of which 1,000,000 shares are designated Series A Participating Preferred Stock which is issuable upon exercise of the preferred stock purchase rights attached to our common stock in accordance with the terms of our stockholders rights agreement, 2,500,000 shares are designated as Series B Preferred Shares, 2,500,000 shares are designated as Series B-1 Preferred Shares and 2,500,000 shares are designated as Series C Preferred Shares.
All of our shares of stock are in registered form. As of the date of this prospectus, we had issued and outstanding 25,275,715 common shares, warrants to purchase an additional 1,333,333 of our common shares and 916,333 Series C Preferred Shares.  In addition, we have reserved for issuance an additional 1,010,000 common shares under our 2011 Equity Incentive Plan.
 Share History
 On May 19, 2010, we issued to Paragon Shipping 100 shares of our capital stock, no par value, constituting all of the shares of our authorized capital stock.
 On April 11, 2011, following approval by our board of directors and sole shareholder, we amended and restated our articles of incorporation, among other things, to increase our authorized share capital to 500,000,000 registered shares, comprised of 475,000,000 common shares and 25,000,000 preferred shares, each with a par value of $0.01 per share. The 100 shares of our capital stock, no par value, held by Paragon Shipping were converted to 100 common shares, par value $0.01 per share, upon the filing of our amended and restated articles of incorporation with the Registrar of Corporations of the Republic of the Marshall Islands and were subsequently cancelled as discussed below.
 On April 19, 2011, we completed our Initial Public Offering, whereby we issued 11,000,000 common shares at a public offering price of $12.00 per share, resulting in net proceeds of approximately $122.7 million after deducting underwriting discounts and commissions. Our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, purchased 114,000 common shares in our Initial Public Offering at the public offering price of $12.00 per share. Concurrently with the closing of our Initial Public Offering, Paragon Shipping surrendered to us the 100 common shares that it owned and the 100 shares were subsequently cancelled.
 On April 19, 2011, we entered into purchase agreements with Paragon Shipping to acquire the Box Trader and the Box Voyager, in consideration for 2,266,600 common shares and approximately $69.2 million in cash. The 2,266,600 common shares were issued to Paragon Shipping on April 29, 2011 in connection with the delivery of the Box Trader and the Box Voyager.
 In addition, on April 19, 2011, we entered into purchase agreements with each of Paragon Shipping and Proplous Navigation S.A., or Proplous Navigation, a company owned by Mr. Michael Bodouroglou, our Chairman, President and Chief Executive Officer, to acquire the CMA CGM Kingfish and the CMA CGM Marlin, respectively. We funded the acquisition of the CMA CGM Kingfish with 1,170,900 common shares and approximately $35.8 million in cash from the net proceeds of our Initial Public Offering and borrowing under our secured loan agreements. We funded the acquisition of the CMA CGM Marlin with 1,562,500 common shares, issuable to Proplous Navigation, which nominated Neige International Inc., or Neige International, a company also controlled by Mr. Bodouroglou, to receive the shares, and approximately $29.5 million in borrowings under our unsecured loan agreement with Paragon Shipping. The common shares were issued to Paragon Shipping and Neige International on May 19, 2011 and May 31, 2011, respectively, in connection with the delivery of the CMA CGM Kingfish and the CMA CGM Marlin, respectively.
In connection with the completion of our Initial Public Offering, on April 19, 2011, we granted 100,000 of our restricted common shares to Mr. Bodouroglou, our Chairman, President and Chief Executive Officer, under our 2011 Equity Incentive Plan, with such restricted shares being valued at $11.05 per share. All such restricted shares will vest ratably in annual installments over a three-year period commencing on April 19, 2012.

 In connection with the completion of our Initial Public Offering, on July 14, 2011, we granted under our 2011 Equity Incentive Plan 1,000 of our restricted common shares to each of our non-executive directors and 5,000 of our restricted common shares to an employee of our Manager, with such restricted shares being valued at $10.735 per share. All such restricted shares will vest ratably in annual installments over a three-year period commencing on April 19, 2012.
 On December 5, 2011, we granted under our 2011 Equity Incentive Plan 200,000 of our restricted common shares to Mr. Bodouroglou and 3,000 of our restricted common shares to each of our non-executive directors, with such restricted shares being valued at $10.23 per share. All such restricted shares will vest ratably in annual installments over a three-year period commencing on December 31, 2012.
 On January 2, 2012, we granted under our 2011 Equity Incentive Plan 2,000 of our restricted common shares to our Chief Financial Officer, Mr. Robert Perri, and an aggregate of 6,000 of our restricted common shares to certain employees of our Manager, with such restricted shares being valued at $8.66 per share. All such restricted shares will vest ratably in annual installments over a three-year period commencing on December 31, 2012.
 On February 3, 2012, we granted under our 2011 Equity Incentive Plan 1,000 of our restricted common shares to certain employees of our Manager, with such restricted shares being valued at $8.275 per share. All such restricted shares will vest ratably in annual installments over a three-year period commencing on December 31, 2012.
On June 12, 2012, we completed a private offering, or the Private Offering, to Neige International, a company controlled by our Chairman, President and Chief Executive Officer, whereby we issued and sold to Neige International 1,333,333 units, each unit consisting of one of our Series B Preferred Shares, and one warrant to purchase one share of our common stock at an exercise price of $7.74 per share at any time on or prior to June 30, 2017, at an offering price of $28.875 per unit, which resulted in gross proceeds to us of approximately $38.5 million.

On July 18, 2012, we consummated the public offering of 4,285,715 shares of our common stock at a public offering price of $7.00 per share, resulting in net proceeds of approximately $28.0 million, after deducting underwriters' discounts and commissions and offering expenses payable by us. Neige International, a company controlled by our Chairman, President and Chief Executive Officer, purchased an aggregate of 111,428 shares of common stock in the offering at the public offering price.

Also on July 18, 2012, immediately following the closing of the public offering discussed above, we used a portion of the net proceeds of the public offering to redeem 692,641 of the Series B Preferred Shares issued to Neige International in the Private Offering at a price equal to the liquidation preference of $30.00 per share, plus accrued and unpaid dividends, and exchanged the remaining outstanding Series B Preferred Shares held by Neige International, on a one-for-one basis, with Series B-1 Preferred Shares.  The Series B-1 Preferred Shares are identical to the Series B Preferred Shares in all material respects except they have a conversion right, pursuant to which we have the right, at our sole option, to convert, in whole or in part at any time from time to time, any outstanding Series B-1 Preferred Shares into shares of our common stock. The number of shares of common stock into which Series B-1 Preferred Shares may be converted is the number of shares of common stock having an aggregate Adjusted Market Price (as defined below) equal to the $30.00 liquidation preference of the Series B-1 Preferred Shares, plus any applicable redemption premium. The Adjusted Market Price of the common shares will be equal to the closing price of our common stock on the New York Stock Exchange, or such other national securities exchange on which the Company's common shares are then traded, on the record date of the conversion, less 10%.

On November 14, 2012, we granted under our 2011 Equity Incentive Plan 300,000 shares of our restricted common stock to Mr. Bodouroglou and 5,000 shares of our restricted common stock to each of our non-executive directors, with such restricted shares being valued at $5.345 per share. All such restricted shares will vest ratably in annual installments over a two-year period commencing on December 31, 2013.

On February 4, 2013, we granted under our 2011 Equity Incentive Plan 3,000 shares of our restricted common stock to our Chief Financial Officer, Mr. Robert Perri, and an aggregate of 31,000 shares of our restricted common stock to certain employees of our Manager, with such restricted shares being valued at $6.11 per share. All such restricted shares will vest ratably in annual installments over a two-year period commencing on December 31, 2013.

On March 18, 2013, we consummated the public offering of 4,000,000 shares of our common stock at a public offering price of $5.25 per share, resulting in net proceeds of approximately $20.0 million, after deducting underwriters' discounts and commissions and offering expenses payable by us. Neige International, a company controlled by our Chairman, President and Chief Executive Officer, purchased an aggregate of 400,000 shares of common stock in the offering at the public offering price.

On July 29, 2013, we consummated the public offering of 558,333 shares of our Series C Preferred Shares at a public offering price of $24.00 per share, resulting in net proceeds of approximately $12.6 million, after deducting underwriters' discounts and commissions and offering expenses payable by us. Neige International, a company controlled by our Chairman, President and Chief Executive Officer, purchased an aggregate of 208,333 Series C Preferred Shares in the offering at the public offering price.  Concurrently with the closing of the public offering of Series C Preferred Shares, we used the net proceeds from the offering and approximately $7.1 million of our cash reserves to redeem and retire all of our outstanding Series B-1 Preferred Shares.

On October 9, 2013, we completed a follow-on public offering of 340,000 of our Series C Preferred Shares at a public offering price of $24.00 per share, resulting in net proceeds of $7.5 million, after deducting underwriting discounts and commissions and offering expenses payable by us. On November 13, 2013, we completed the sale of 18,000 Series C Preferred Shares at the offering price of $24.00 per share, through the exercise of the underwriters' over-allotment option, which resulted in net proceeds of $0.4 million.

On November 22, 2013, we granted under our 2011 Equity Incentive Plan 300,000 shares of our restricted common stock to Mr. Bodouroglou and 5,000 shares of our restricted common stock to each of our non-executive directors, with such restricted shares being valued at $3.175 per share. All such restricted shares will vest ratably in annual installments over a two-year period commencing on December 31, 2014.
 Our Articles of Incorporation and Bylaws
Our purpose, as is stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our amended and restated articles of incorporation and amended and restated bylaws do not impose any limitations on the ownership rights of our shareholders.
 Description of Common Shares
 Voting Rights
Generally, Marshall Islands law provides that the holders of a class of stock are entitled to a separate class vote on any proposed amendment to our amended and restated articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.
Holders of shares of our common shares have identical rights entitling the holder to one vote per share.
 Dividends
 Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restrictions contained in the company's articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.
 Subject to preferences that may apply to any preferred shares outstanding at the time, the holders of our common shares are entitled to share equally in any dividends that our board of directors may declare from time to time out of funds legally available for dividends. In the event a stock dividend is paid, the holders of our common shares will receive common shares, or rights to acquire common shares, as the case may be.
Liquidation Rights
Upon our liquidation, dissolution or winding-up, the holders of our common shares will be entitled to share equally in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred shares.
Conversion
Our common shares are not convertible into any other shares of our capital stock.
Other Rights
Holders of our common shares do not have redemption or preemptive rights to subscribe for any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares that we may issue in the future.

Description of Preferred Shares
Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.

 We have designated 1,000,000 preferred shares as Series A Participating Preferred Stock in connection with the adoption of our Stockholders Rights Agreement described under "—Stockholders Rights Agreement."  In addition, 2,500,000 shares are designated as Series B Preferred Shares, 2,500,000 shares are designated as Series B-1 Preferred Shares and 2,500,000 shares are designated as Series C Preferred Shares.  Currently we have no Series B Preferred Shares or Series B-1 Preferred Shares outstanding and 916,333 Series C Preferred Shares outstanding.  For a description of our Series C Preferred Shares, please see the section entitled "Description of Registrant's Securities to be Registered" of our registration statement on Form 8-A filed with the Commission on July 26, 2013 and incorporated by reference herein.
 Directors
 Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting. Our amended and restated articles of incorporation provide that our board of directors must consist of at least three members, with the exact number to be fixed by a vote of at least two-thirds of the entire board of directors. Directors are elected annually on a staggered basis, whereby each director is divided into one of three classes, which shall be as nearly equal in number as possible. Each director shall serve for a three-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.
Shareholder Meetings
Under our amended and restated bylaws, annual meetings of shareholders are held at a time and place selected by our board of directors. The meetings may be held in or outside of the Republic of the Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.
 Dissenters' Rights of Appraisal and Payment
 Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder's shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders' Derivative Actions
 Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
 Limitations on Director Liability and Indemnification of Directors and Officers
 The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
 Our amended and restated articles of incorporation bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by law. Our amended and restated bylaws also authorize us to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and officers and to carry directors' and officers' insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.
 The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.
 We have entered into a non-competition agreement with Paragon Shipping and our Chairman, President and Chief Executive Officer, Mr. Michael Bodouroglou, that provides that so long as Mr. Bodouroglou is a director or executive officer of our Company (i) Mr. Bodouroglou and any entity which he controls and (ii) during any period in which Mr. Bodouroglou is also a director or executive officer of Paragon Shipping and Paragon Shipping is the holder of more than 5% of our total issued and outstanding common shares, Paragon Shipping, will be prohibited from acquiring or entering into any charter for containerships without our prior written consent and we will not acquire or enter into any charter for drybulk carriers without the prior written consent of Mr. Bodouroglou, such entities controlled by him and Paragon Shipping, as applicable.
 In addition, we have also entered into an agreement with Paragon Shipping pursuant to which Paragon Shipping has granted us options to acquire two 4,800 TEU newbuilding containerships for which Paragon Shipping has entered into construction contracts and that are scheduled to be delivered during the third quarter of 2014. We may exercise our options to acquire each vessel by way of an assignment of the relevant construction contract from Paragon Shipping at any time prior to the applicable vessel's delivery to Paragon Shipping or purchase of such vessel at any time after its delivery to Paragon Shipping, so long as the vessel is owned by Paragon Shipping at such time. The purchase price of the options will be equal to the greater of (i) Paragon Shipping's actual carrying cost of the vessel at the date the option is exercised, plus any actual expenses incurred by Paragon Shipping in connection with the construction contracts or the vessels and (ii) the fair market value of the vessel at the date the option is exercised as determined by the average of two independent ship brokers selected by Paragon Shipping and us. To the extent we do not exercise our options to acquire one or both of these vessels, Paragon Shipping will be permitted to operate, or sell, the vessels pursuant to a waiver that we will grant to Paragon Shipping under the non-competition agreement described above, provided that Paragon Shipping will grant to us a right of first offer on any proposed sale, transfer or other disposition of the vessels and a right of first refusal over any containership chartering opportunities.
 The agreements described above have the effect of limiting the conflicts of interest that our directors and officers who also serve as directors or officers of Paragon Shipping or its other affiliates may have. There is currently no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is being sought.

Anti-Takeover Effect of Certain Provisions of Our Articles of Incorporation and Bylaws
 Several provisions of our amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
 Blank Check Preferred Stock
 Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of "blank check" preferred stock. Our board of directors could authorize the issuance of preferred shares with voting or conversion rights that could dilute the voting power or rights of the holders of our common shares. The issuance of preferred shares, of which 1,000,000 shares is designated Series A Participating Preferred Shares in connection with our adoption of a Stockholders Rights Agreement described under "—Stockholders Rights Agreement", while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and might harm the market price of our common shares. We have no current plans to issue any preferred shares.
 Classified Board of Directors
 Our amended and restated articles of incorporation provide that our board of directors serve staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. The classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.
 Election and Removal of Directors
 Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed only for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of the capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
 Limited Actions by Shareholders
 Our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated bylaws provide that, subject to certain limited exceptions, only the chairman of the board of directors, a majority of the board of directors or any officer of the Company who is also a director may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting of shareholders.
 Advance Notice Requirements for Shareholder Proposals and Director Nominations
 Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the preceding year's annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Business combinations
 Although the BCA does not contain specific provisions regarding "business combinations" between companies organized under the laws of the Marshall Islands and "interested shareholders," we have included these provisions in our amended and restated articles of incorporation. Specifically, our amended and restated articles of incorporation prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:
•	any person who is the beneficial owner of 15% or more of our outstanding voting stock; or
•
any person who is our affiliate or associate, other than Paragon Shipping, Mr. Bodouroglou and any entity controlled by Michael Bodouroglou, and who held 15% or more of our outstanding voting stock at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person, provided, however, that the term "interested shareholder" will not include any person whose ownership of shares in excess of the 15% limitation is the result of action taken solely by us; provided that such person shall be an interested shareholder if thereafter such person acquires additional shares of our voting shares, except as a result of further action by us not caused, directly or indirectly, by such person.

Subject to certain exceptions, a business combination includes, among other things:
•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;
•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding stock;

•	certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;
•
any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•
any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our amended and restated articles of incorporation do not apply to a business combination if:
•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;
•
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than certain excluded shares;

•
at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of our Initial Public Offering;
•
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our amended and restated articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)            a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);
(ii)            a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or
(iii)            a proposed tender or exchange offer for 50% or more of our outstanding voting stock.

Stockholders Rights Agreement
 General
 We have adopted a stockholders rights plan. Each of our common shares includes one preferred stock purchase right, referred to in this section of the prospectus entitled "—Stockholder Rights Agreement" as a right, or, collectively, the rights, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $90.00 per unit, subject to specified adjustments. The rights were issued pursuant to a Stockholders Rights Agreement between us and Computershare Trust Company, N.A., as rights agent. Until a right is exercised, the holder of a right will have no rights to vote or receive dividends or any other stockholder rights.
 The rights may have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors.
 We have summarized the material terms and conditions of the Stockholders Rights Agreement and the rights below. For a complete description of the rights, we encourage you to read the Stockholders Rights Agreement filed as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Commission on March 16, 2012 and incorporated by reference herein.
Detachment of the Rights
 The rights are attached to all certificates representing our currently outstanding common shares and will attach to all certificates for our common shares we issue before the rights distribution date or the date on which the rights expire (or thereafter, in certain circumstances). The rights will not be exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary of the closing of our Initial Public Offering, unless we redeem or exchange them earlier as we describe below. The rights will separate from shares of our common shares and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:
•
ten days following a public announcement that a person or group of affiliated or associated persons, or an "acquiring person," has acquired or obtained the right to acquire beneficial ownership of 15% or more of the number of our outstanding common shares; or

•	ten business days following the announcement of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person.

 Paragon Shipping, Michael Bodouroglou and any entity controlled by Michael Bodouroglou, and their respective related entities, are excluded from the definition of "acquiring person" for purposes of the distribution of the rights, and therefore their ownership cannot trigger the distribution of the rights. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of our common shares by us, will not become acquiring persons as a result of those transactions.
 Our board of directors may defer the rights distribution date of some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of common shares.
 Until the rights distribution date:
•	our common share certificates will evidence the rights, and the rights will be transferable only with those certificates; and
•	any new common shares will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.

 As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of our common shares at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.
 We will not issue rights with any common shares we issue after the rights distribution date, except as our board of directors may otherwise determine.
 Flip-In Event
 A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person, as defined above.
 If a flip-in event occurs and we do not redeem the rights as described under the heading "Redemption of Rights" below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of stock of the same class of stock in which such right is included, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.
When a flip-in event occurs, all rights that are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.
Flip-Over Event
A "flip-over event" will occur under the rights agreement when, at any time after a person has become an acquiring person:
•	we are acquired in a merger or other business combination transaction, subject to limited exceptions; or
•	50% or more of our assets or earning power is sold or transferred.
 If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading "Flip-In Event" above, will have the right to receive the number of common shares of the acquiring company which has a current market price equal to two times the exercise price of such right.
Anti-Dilution
 The number of outstanding rights associated with our common shares is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common shares occurring before the rights distribution date. With some exceptions, the rights agreement does not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also does not require us to issue fractional common shares that are not integral multiples of one one-thousandth of a preferred share and, instead, we may make a cash adjustment based on the market price of the common shares on the last trading date before the date of exercise. The rights agreement reserves to us the right to require before the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of stock.

 Redemption of Rights
 At any time before the close of business on the earlier of the distribution date or the date on which the rights expire, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or common shares. The rights are not exercisable and no flip-in event shall occur if timely redeemed by us. The rights will terminate immediately upon ordering the redemption and making the appropriate filing with the rights agent.
 Exchange of Rights
We may, at our option, subject to applicable laws, rules and regulations, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one common share per right, subject to specified adjustments at any time after the occurrence of a flip-in event and before any person becoming the beneficial owner of 50% or more of the common shares then outstanding.
 Amendment of Terms of Rights
 During the time the rights are redeemable, we may amend any of the provisions of the rights agreement in any way without the approval of the rights holders. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement without the approval of the rights holders, only as follows:
•	to cure any ambiguity, defect or inconsistency;
•	to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or
•
to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or any other time period, unless such lengthening is for the purpose of protecting, clarifying or enhancing the rights and benefits of the rights holders (other than an acquiring person).

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
Commission registration fee		$1,977
FINRA Fees	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*            To be provided by amendment or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS
The validity of the securities offered by this prospectus with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS
 The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2012, and the effectiveness of Box Ships Inc.'s internal control over financial reporting, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
 As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.
 Government Filings
 We file annual and special reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our filings are also available on our website at http://www.box-ships.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
 This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

 Information Incorporated by Reference
 The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
This prospectus incorporates by reference the following documents:
•	our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 8, 2013, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;
•	our Registration Statement on Form 8-A12B, filed with the Commission on April 8, 2011, registering our common shares, par value $0.01 per share, and our preferred stock purchase rights under Section 12(b) of the Exchange Act, and any amendment filed thereto;
•	our Report on Form 6-K filed with the Commission on March 11, 2013;
•	our Report on Form 6-K filed with the Commission on March 20, 2013;
•	our Report on Form 6-K filed with the Commission on July 25, 2013;
•	our Report on Form 6-K filed with the Commission on July 30, 2013;
•	our Report on Form 6-K filed with the Commission on August 1, 2013;
•	our Report on Form 6-K filed with the Commission on September 17, 2013;
•	our Reports on Form 6-K filed with the Commission on October 2, 2013;
•	our Report on Form 6-K filed with the Commission on October 4, 2013;
•	our Reports on Form 6-K filed with the Commission on October 9, 2013;
•	our Report on Form 6-K filed with the Commission on November 12, 2013; and
•	our Report on Form 6-K filed with the Commission on November 27, 2013.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
 You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
 You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
 Box Ships Inc.
15, Karamanli Ave.
Voula, 16673
Athens, Greece
+ (30) (210) 8914 600
Attn: Mrs. Maria Stefanou

Information Provided by the Company
We will furnish holders of common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

BOX SHIPS INC.

Common Shares

PROSPECTUS SUPPLEMENT

April 28, 2015